SEPARATION AGREEMENT

This Separation Agreement , dated August 29th, 2006. is between Robert McCann ("McCann") and Maxim TEP, Inc., A Texas Corporation ("Maxim").

WHEREAS, McCann is a founder, and Director of Maxim, and

WHEREAS, McCann is one of Maxim's largest shareholders and owns, directly or indirectly, 8,250,000 shares of Maxim common stock plus Director's options to purchase an additional 150,000 shares, and

WHEREAS, Maxim intends to have a public offering of stock of Maxim and/or a Maxim subsidiary or related company, and

WHEREAS, McCann and Maxim are parties to a certain employment agreement, the validity, implementation, effectiveness, performance and payments there under are all in dispute, and

WHEREAS, McCann and Maxim wish to end any dispute and terminate certain aspects of their relationship.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, McCann and Maxim hereby agree as follows:

1. Eight days after the signing of this agreement, provided McCann has not attempted to revoke the agreement, Maxim will pay to McCann the sum of $306,000.

2. McCann hereby resigns as a Director of Maxim.

3. The parties agree that the employment agreement and any consulting or other agreements between Maxim and McCann and related parties are null and void and of no further effect.

4. At McCann's sole option, at any time prior to March 31, 2007, he may elect to exchange his Director's option to purchase 150,000 shares of Maxim stock and receive 250,000 new Maxim shares. Upon the return of the option document, marked cancelled, to Maxim, Maxim will promptly issue 250,000 new Maxim shares to McCann.

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5. McCann will fully cooperate in any and all ways with Maxim or a related company to effect a public offering including, but not limited to, complying with any reasonable request from underwriters or investment bankers for a "lock-up" of McCann's or related party stock and/or "orderly market" agreements. Any restrictions on the sale of McCann's stock may be equal to, but shall be no greater than, the restrictions on other founders or the current Directors. This agreement shall not prevent McCann from obtaining lesser restrictions and or "leak-out" arrangements for his stock if permitted by the underwriters.

6. Neither Maxim nor McCann shall make disparaging remarks about the other or, in any way, interfere with or do anything harmful to the other's business.

7. Neither party has any further claim against the other. The parties hereby release each other from any and all claims they may have against each other for anything prior to this agreement.

8. Montgomery County, Texas shall be the venue of any litigation or claims arising from this agreement. The parties waive any right to trial by jury.

IN WITNESS WHEREOF, McCann and Maxim have executed this Agreement as of the date set forth above.

Robert McCann	Maxim TEP, Inc.
[signature]	by [signature] Dan Williams, President

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